UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2016

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-35610 (Commission file number)	26-4753208 (IRS Employer Identification No.)

2300 Eastlake Ave. East, Suite 200, Seattle, Washington 98102
(Address of principal executive offices and zip code)

(800) 351-3902
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

See Item 5.02 which is incorporated into this Item 1.01 by this reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2016, Scott Youmans announced that he is departing as the Chief Operating Officer of Atossa Genetics Inc. (the “Company”) with an expected effective date of February 12, 2016 (the “Departure Date”). Mr. Youmans is pursuing other professional activities.

On February 3, 2016, the Company entered into an employment separation agreement and release (the “Agreement”) which is expected to be executed by Mr. Youmans immediately after the Departure Date. The Agreement provides that Mr. Youmans shall continue as an active employee until the Departure Date and that he will continue to receive his salary and benefits until the Departure Date. In exchange for entering into the Agreement and releasing the Company from certain claims, and unless the Agreement is revoked by Mr. Youmans within seven days of execution by Mr. Youmans, then Mr. Youmans will be paid $23,920. The Agreement also provides that Mr. Youmans will receive (i) one-half of his 2015 bonus ($40,186) in a lump sum payment in February 2016, (ii) one-half of his 2015 bonus ($40,186) in equal monthly payments over six months following the Departure Date, and (ii) extension to one year of the time by which Mr. Youmans has the right to exercise stock options previously granted to him.

 Item 9.01. Financial Statements and Exhibits

 (d) Exhibits

 The following exhibits are filed herewith:

Exhibit No.                    Description

10.1 Employment Separation Agreement and Release between Scott Youmans and Atossa Genetics Inc. dated February 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOSSA GENETICS INC.

Date: February 8, 2016	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary